                                                        EXHIBIT (99)iii.




                        INTEREST RATE EXCHANGE AGREEMENT




         At September 30, 1995, the Company had an interest rate exchange agreement outstanding in the notional amount of $17,000,000. Under the terms of the agreement, the Company's obligation is determined by a fixed rate of interest established at the time the agreement was consummated. The obligation of the counterparty is based upon a floating interest rate (LIBOR). The difference between the fixed and floating interest rate determines the Company's interest income or expense from this agreement.




  Notional                                                                   Variable
 Principal    Effective    Agreement       Fixed   Price Change   LIBOR     Rate as of
  Amount        Date      Termination      Rate      Frequency    Spread     9/30/95
--------------------------------------------------------------------------------------
(In thousands)
$ 17,000     01/15/86       11/19/95       10.502%    Quarterly     --       5.953%



         At September 30, 1995, the fair value of the interest rate exchange agreement was $(1.5) million including accrued interest payable of $1.4 million.